Exhibit 2.1

PURCHASE AND SALE OPTION AGREEMENT MADE AS OF FEBRUARY 2, 2009.

BETWEEN:

OPTIMAL PAYMENTS CORP., a corporation governed by the laws of the State of Delaware

(“OPC”)

- and -

UNITED BANK CARD, INC., a corporation governed by the laws of the State of New Jersey

(together with its successors and permitted assigns, “UBC”)

- and -

JARED ISAACMAN, an individual residing at 12 Tow Line Drive, Washington, New Jersey 07882

(“Guarantor”)

WHEREAS OPC, UBC and Guarantor have entered into a services agreement (the “Services Agreement”) dated as of the date hereof pursuant to which UBC agreed to assume and perform all of the servicing obligations relating to the Purchased Rights (as such expression defined below) on terms set forth in such agreement;

WHEREAS UBC has expressed its interest in purchasing from OPC, and OPC has expressed its interest in selling to UBC, all of OPC’s right, entitlement and interest in the Purchased Rights, on terms and conditions set forth in the form of purchase agreement attached hereto as Schedule A (the “Purchase Agreement”);

WHEREAS OPC wishes to grant to UBC an option to purchase from OPC, and UBC wishes to grant to OPC an option to sell to UBC, all of OPC’s right, entitlement and interest in the Purchased Rights, subject to and in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each), the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms
(a)	Unless otherwise specifically defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings given to them in the Services Agreement;
(b)

“Affiliate” means, with respect to any person or entity, any other person or entity who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(c)	“Agreement” means this purchase and sale option agreement, as amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with the terms hereof;
(d)

“Anticipated Closing Time” means 10:00 a.m. on the 30th Business Day following the receipt of the Call Notice by OPC or the receipt of the Put Notice by UBC, as applicable, or such other date as may be agreed upon in writing between the Parties;

(e)	“Business Day” means any day, other than a Saturday, Sunday or public holiday, on which banks are open for business in Montréal, Québec and in the State of New Jersey;
(f)	“Call Notice” has the meaning given in Section 2.2;
(g)	“Call Right” has the meaning given in Section 2.1;
(h)

“Closing Date” means the date of closing of the purchase and sale transaction contemplated in the Call Notice or the Put Notice, as the case may be, as determined in accordance with Section 2.2 or Section 3.2, respectively.

(i)	“Initial Purchase Price” means $11,000,000;
(j)	“Notice” has the meaning given in Section 6.3;
(k)	“Purchase Agreement” has the meaning given in the preamble;
(l)	“Purchase Price” has the meaning given in Section 4.1;
(m)	“Purchased Rights” has the meaning given in the Purchase Agreement;
(n)	“Put Notice” has the meaning given in Section 3.2;

(o)	“Put Right” has the meaning given in Section 3.1;
(p)

“Sale of UBC” shall mean either: (a) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, from the Guarantor shares in UBC for cash consideration of not less than the Initial Purchase Price at the time of the last transaction; (b) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, from UBC or any of its Affiliates shares in UBC or any of its Affiliates for cash consideration of $20,000,000 or more; (c) a merger or consolidation of UBC with or into another person following which Guarantor owns less than a majority of the voting power or equity of the merged or consolidated entity; or (c) one or more transactions during a period of 12 months in which one or more persons acquires, directly or indirectly, assets of UBC or any of its Affiliates for cash consideration of not less than $20,000,000; and

(q)	“Services Agreement” has the meaning given in the preamble.
1.2	Certain Rules of Interpretation
(a)

Consent - Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency - Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.
(c)

Governing Law - This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws rules of New Jersey or any other jurisdiction.

(d)	Headings - Headings and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
(e)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.
(f)

No Strict Construction - The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
(h)

Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without: invalidating the remaining provisions of this Agreement, affecting the validity or enforceability of such provision in any other jurisdiction, or affecting its application to other parties or circumstances.

(i)

Statutory references - A reference to a statute includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes the statute or the regulation.

(j)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

ARTICLE 2

OPTION TO PURCHASE

2.1	Call Right

OPC hereby grants to UBC and Guarantor the right to purchase the Purchased Rights from OPC (the “Call Right”) at the Purchase Price at any time during the Term.

2.2	Exercise of Call Right

UBC or Guarantor shall exercise its Call Right by delivering to OPC notice in writing (the “Call Notice”) offering to buy the Purchased Rights at the Purchase Price on the terms and conditions contained in the Purchase Agreement. The offer contained in the Call Notice shall be irrevocable and the Parties shall complete the purchase and sale transaction contemplated in the Call Notice, in accordance with and subject to the terms and conditions set forth in the Purchase Agreement at the Anticipated Closing Time.

ARTICLE 3

OPTION TO SELL

3.1	Put Right

UBC hereby grants to OPC the right to sell the Purchased Rights to UBC (the “Put Right”) at the Purchase Price at any time on or following the earlier of (i) February 2, 2011, and (ii) the closing of a Sale of UBC.

3.2	Exercise of Put Right

OPC shall exercise its Put Right by delivering to UBC notice in writing (the “Put Notice”) offering to sell the Purchased Rights at the Purchase Price on the terms and contained in the Purchase Agreement. The offer contained in the Put Notice shall be irrevocable and the Parties shall complete the purchase and sale transaction contemplated by the Put Notice in accordance with and subject to the terms and conditions set forth in the Purchase Agreement at the Anticipated Closing Time.

ARTICLE 4

PURCHASE PRICE

4.1	Purchase Price

The Parties agree that the purchase price (the “Purchase Price”) for the purchase and sale of the Purchased Rights pursuant to the exercise at any time of the Call Right and Put Right shall be equal to the Initial Purchase Price as adjusted in accordance with Section 4.2.

4.2	Adjustments to Initial Purchase Price

The Initial Purchase Price shall be adjusted following the end of each month until the Closing Date:

(i)	by subtracting the amount retained by OPC under Section 3.1 of the Services Agreement during the last month; and
(ii)	by adding a notional interest rate of 12% per annum to the Initial Purchase Price as adjusted pursuant to (i).

As an illustration, if the Initial Purchase Price was $13,500,000 and the amount retained by OPC under Section 3.1 of the Services Agreement for each of the first two months of the Term is $250,000:

(i)	after the first month the adjusted Initial Purchase Price would equal $13,382,500 based on the following calculation:
(A)	($13,500,000 - $250,000) x 1% = $132,500
(B)	($13,500,000 - $250,000) + $132,500 = $13,382,500
(ii)	after the second month the adjusted Initial Purchase Price would equal $13,263,825 based on the following calculation:
(A)	($13,382,500- $250,000) x 1% = $131,325
(B)	($13,382,500 - $250,000) +131,325 = $13,263,825

ARTICLE 5

GUARANTEE

5.1	Guarantee

Guarantor guarantees and covenants that UBC shall duly and punctually perform all of its obligations under this Agreement and shall be jointly and severally liable with UBC and be regarded as in the same position as UBC. Guarantor expressly waives demand, presentment, protest and notice thereof and of default and expressly subordinates to OPC the benefits of subrogation.

ARTICLE 6

GENERAL

6.1	Remedies; Specific Performance
(a)

Each Party understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement and that the other Parties shall be entitled, without any bond or other security being required, to specific performance and injunctive relief as remedies for any such breach without proof of actual damages. Such remedies shall not be exclusive remedies, however, but shall be in addition to all other remedies available to each Party at law or in equity.

(b)

The Parties hereby expressly acknowledge and agree that UBC and Guarantor shall have the ability to exercise its Call Right pursuant to Section 2.2 above at any time prior to the termination of the Services Agreement and this Agreement in accordance with Section 3.1(c) of the Services Agreement notwithstanding any failure by UBC or Guarantor prior to such exercise to complete a purchase and sale transaction following an exercise by OPC of its Put Right pursuant to Section 3.2 above.

6.2	Public Notices

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party or the parent company of such Party under Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party at such time as it is made to the regulatory authority.

6.3	Notice

Any notice, consent, approval, or demand, required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or transmitted by facsimile or e-mail:

(a)	in the case of a Notice to OPC, at:

Optimal Payments Corp.

c/o Optimal Group Inc.

2 Place Alexis Nihon

3500 De Maisonneuve Blvd. West, #800

Montreal, Quebec, Canada

H3Z 3C1

Attn: General Counsel

Facsimile: (514) 738-8355

with a copy to (which shall not constitute notice):

Osler, Hoskin & Harcourt LLP

1000 De La Gauchetière Street West

Montreal, Quebec, Canada

H3B 4W5

Attn: Warren M. Katz

Facsimile: (514) 904-8101

(b)	in the case of a Notice to UBC or to Guarantor, at:

United Bank Card, Inc

53 Frontage Road

Perryville Corporate Park, Bld. III

Hampton, NJ 08827

Attn: Chief Executive Officer

Facsimile: (908) 847-0218

with a copy to:

United Bank Card, Inc

53 Frontage Road

Perryville Corporate Park, Bld. III

Hampton, NJ 08827

Attn: General Counsel

Facsimile: (908) 235-4815

with a copy to (which shall not constitute notice):

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07094

Attn: Allen Levithan

Facsimile: (973) 597-2407

Any Notice delivered or transmitted as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

6.4	Further Assurances

The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.5	Assignment
(a)

Neither UBC nor Guarantor may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of OPC, provided that UBC may, without the consent of OPC, assign this Agreement and all of its rights and obligations hereunder to an Affiliate as part of a sale or transfer of all or substantially all of UBC’s assets.

(b)

OPC may not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of UBC and Guarantor, provided that OPC may, without the consent of UBC, assign this Agreement and all of its rights and obligations hereunder to a direct or indirect subsidiary of Optimal Group Inc. incorporated in the United States.

6.6	Enforcement

All rights and remedies granted to UBC under this Agreement are deemed to be granted to Jared Isaacman and UBC jointly and severally. Without limiting the foregoing, Jared Isaacman may, without further action of UBC, exercise and enforce any and all rights and remedies granted, or available, to UBC or him under, or with respect to, this Agreement, for his own benefit and/or for the benefit of UBC, and the rights and remedies of Jared Isaacman shall not be dependent or conditioned upon the enforceability of this Agreement against UBC. Notwithstanding the foregoing, in no event shall Jared Isaacman be entitled to any greater remedies, claims, damages or other rights than would have been available to UBC.

6.7	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

6.8	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

6.9	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

- signature page follows -

S-1

IN WITNESS OF WHICH the Parties have executed this Agreement as of the date first written above.

OPTIMAL PAYMENTS CORP.
By:	/s/ DAVID SCHWARTZ
Name: David Schwartz
Title President

UNITED BANK CARD, INC.
By:	/s/ JARED ISAACMAN
Name: Jared Isaacman
Title: Chief Executive Officer

SIGNED, SEALED & DELIVERED In the presence of: /s/ JORDAN FRANKEL	/s/ JARED ISAACMAN
Witness	Jared Isaacman

Option Agreement

SCHEDULE A

FORM OF PURCHASE AGREEMENT

[See attached]

______________________________________________________________________________

PURCHASE AGREEMENT

by and between

[OPTIMAL PAYMENTS CORP.,]

as Seller

and

[UNITED BANK CARD, INC.,]

as Purchaser

Dated as of  •, •

________________________________________________________________________

PURCHASE AGREEMENT

This is a Purchase Agreement (the “Agreement”), dated as of •, 2009, by and between OPTIMAL PAYMENTS CORP. (“Seller”) and UNITED BANK CARD, INC. (“Purchaser”).

WHEREAS, Seller had purchased all of Purchaser's rights, entitlements and interests in respect of a portfolio of (i) residual payments under the ISO Agreement (as defined below) and (ii) residual payments and direct revenues that are ancillary to the servicing of merchants, as more fully described in the residual purchase agreement by and between the Purchaser and Seller dated May 6, 2005 (the “2005 Purchase Agreement” and the transaction contemplated thereby, the “2005 Transaction”);

WHEREAS, Seller, Purchaser and Jared Isaacman have entered into a services agreement dated January ☐, 2009 pursuant to which Purchaser agreed to perform the Servicing Obligations (as defined below) (the “Services Agreement”);

WHEREAS, Seller, Purchaser and Jared Isaacman have entered into purchase and sale option agreement dated January ☐, 2009 (the “Option Agreement”), pursuant to which Seller has granted to Purchaser an option to purchase from Seller, and Purchaser has granted to Seller an option to sell to Purchaser, the Purchased Rights;

WHEREAS, [Purchaser/Seller] has sent notice of exercise of its [Put/Call] Right (as such expression is defined in the Option Agreement) on __________ in accordance with the terms of the Option Agreement.

WHEREAS, Seller wishes to sell and assign to Purchaser and Purchaser wishes to purchase and assume from Seller, all of Seller’s right, entitlement and interest in the Purchased Rights subject to and in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each), the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

“Adverse Claim” means a claim, lien (other than a statutory lien or deemed trust securing or in respect of, taxes which are not yet due and payable), security interest, prior claim, charge, hypothec, encumbrance, order, debt, liability, expense, cost, pledge, restriction, easement, option, ownership, interest, conditional sale or other title retention agreement, defect in title, profit or revenue sharing arrangement, or other right or claim of any kind or character whatsoever of any Person. [LS: Adverse Claim remains an open issue.]

“Affiliate” of any Person means any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Assumed Obligations” means the Merchant Loss Amounts and the Servicing Obligations.

“Agreement” shall mean this Purchase Agreement as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day, other than a Saturday, Sunday or public holiday, on which banks are open for business in Montreal, Quebec and in the State of New Jersey.

“Claims” includes claims, demands, complaints, grievances, actions, suits, causes of action, Orders, charges, indictments, prosecutions, information or other similar process, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including fees of legal counsel, and all costs reasonably incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing” means the completion of the Sale contemplated under this Agreement.

“Closing Date” means the date first written above.

“Closing Time” means 4:30 p.m. (New York time) on the Closing Date.

“Direct Revenue Rights” shall have the meaning ascribed thereto in Section 2.1(a)(iii).

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the United States Securities and Exchange Commission;

“Governmental Authority” means the government of any sovereign state or any political subdivision thereof, or of any political subdivision of a political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, administrative or other function of or pertaining to government.

“ISO” means an independent sales organization.

“ISO Agreement” means that certain agreement dated September 3, 2002, as amended, by and between Purchaser and MSI, pursuant to which Purchaser acts as a sub-ISO to MSI and is entitled to receive a percentage of the residual payments payable to MSI in respect of merchants that are referred by Purchaser.

“Knowledge” means, (i) in the case of Seller, information the Chief Financial Officer of OGOP Payments Inc. (if OGOP Payments Inc. continues to have one) or the General Counsel of Optimal Group Inc. or if there is no General Counsel an executive officer of Optimal Group Inc. knew or should have known, after due inquiry within Seller by such individual and (ii) in the case of Purchaser, information Jared Isaacman knew or should have known, after due inquiry within Purchaser by such individual.

“Law” means any applicable foreign or domestic law, code, treaty, rule, ruling, regulation, tariff, order or determination of a court, arbitrator or Governmental Authority.

“Letter of Instruction” means that certain letter of instruction executed by MSI and acknowledged by Merrick and Seller, pursuant to which, in connection with the 2005 Transaction, MSI directed Merrick to remit all amounts owed to Purchaser under the ISO Agreement directly to Seller.

“Marketing Residual Rights” shall have the meaning ascribed thereto in Section 2.1(a)(i).

“Member” means that member of Visa and MasterCard to whom the rights and obligations under the ISO Agreement may be assigned by MSI.

“Merchant” means a customer of MSI having executed a Merchant Agreement as a merchant in accordance with the terms of the ISO Agreement or a customer that has executed such other agreement that would bind such Person to pay certain fees to Seller in connection with Third Party Residual Rights.

“Merchant Agreements” means the written processing services agreements required by MSI to be entered into by Merchants to enable such Merchant to participate in the Merchant Program.

“Merchant Loss Amount” means as of any date of determination, the aggregate amount of all Merchant transactions for which payment has been refused or reversed as a result of any events, transactions, facts, acts, omissions or conditions occurring or that existed on or prior to the Closing Date, or has otherwise resulted in a fee, fine, penalty, liability, payment or loss of any kind by Purchaser or Purchaser’s Affiliates.

“Merchant Program” means the package of services offered by MSI which enables a Merchant to make sales to persons representing credit cards and which permits the Merchant to present Sales Drafts to Member for payment and processing.

“Merrick” means Merrick Bank Corporation.

“MSI” means Credit Card Processing USA, Inc., d/b/a MSI Merchant Services, Inc.

“Net Residual Payments” means the net residual payments (i.e. gross revenue less interchange, assessments, bank fees and third party processing fees) in relation to the Portfolio.

“Order” means any order, injunction, judgment, administrative complaint, decree, ruling, award, assessment, direction, instruction, penalty or sanction issued, filed or imposed by any Governmental Authority or arbitrator.

“Party” or “Parties” means individually or collectively, Seller and Purchaser.

“Person” means an individual, partnership, corporation, trust unincorporated organization or a Governmental Authority.

“Portfolio” means the identifiable portfolio of Merchants in respect of which Seller is currently receiving the revenue stream under the 2005 Transaction.

“Processing Data” means data mutually agreed to by Purchaser and Seller, including merchant number, transaction volumes, transaction (revenue) fees, transaction costs, and other fees and costs.

“Purchase Price” has the meaning ascribed thereto in the Option Agreement.

“Purchased Rights” means collectively, the Marketing Residual Rights, the Third Party Residual Rights, and the Direct Revenue Rights.

“Residual Generating Agreements” means agreements with American Express, Discover Card, CrossCheck, Comstar, US Wireless, Wright Express and Authorize.net.

“Sale” shall have the meaning ascribed thereto in Section 2.1(a).

“Sales Drafts” means the written form or electronic format supplied or approved by MSI used in consummating credit card sales transactions charged to the account of a Merchant’s customer.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Servicing Obligations” has the meaning ascribed thereto in the Services Agreement;

“Taxes” includes taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance government pension plan premiums or contributions.

“Third Party Residual Rights” shall have the meaning ascribed thereto in Section 2.1(a)(ii).

“Tripartite Agreement” means that certain letter agreement by and among Purchaser, Seller and MSI, pursuant to which, in connection with the 2005 Transaction, Purchaser authorized MSI to remit, and to direct Merrick to remit, all amounts owed to Purchaser under the ISO Agreement directly to Seller.

Section 1.2	General Interpretive Principles.
(a)

Number and Gender. The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(b)

Headings. References herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, “Subparagraphs” and other subdivisions without reference to a document are to designated Sections, Subsections, Paragraphs, Subparagraphs and other subdivisions of this Agreement. Such headings are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Agreements. References herein to an agreement include reference to its permitted supplements, amendments and other modifications.
(d)	Persons. References herein to a Person includes reference to its permitted successors and permitted assigns in the applicable capacity.
(e)

Discretion. References to a Person’s “discretion”, “approval”, “satisfaction” and other words of similar import shall mean that such judgment may be made in such Person’s sole and absolute discretion exercised in good faith unless otherwise specifically indicated. Whenever a provision of this Agreement requires an approval or consent within a certain time period and such approval or consent is not delivered within such time period, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(f)	Including. The term “include” or “including” shall mean without limitation by reason of enumeration.
(g)

Statutory references. A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(h)	Currency. Unless otherwise specified, all references to money amounts are in United States dollars.
Section 1.3	Schedules.

The following schedules to this Agreement form an integral part of this Agreement: [NTD: To be updated.]

Schedule	Description
Schedule 4.3	Third Party Consents

Schedule	Description
Schedule 5.1(d)	Form of Non-Competition Agreement

ARTICLE II

PURCHASE OF CONTRACTUAL RIGHTS; ASSIGNMENT AND ASSUMPTION

Section 2.1	Conveyance; Assignment & Assumption.
(a)

With respect to the Portfolio, upon the terms and subject to the conditions set forth in this Agreement, Seller shall on the Closing Date sell, assign, transfer and convey to Purchaser free and clear of all Adverse Claims, (the “Sale”), all of its right, entitlement and interest in, to and under:

(i)

residual payments under the ISO Agreement existing as of or arising at any time following the Closing Date and, to the extent necessary to enforce its right to such residual payments or monies in respect thereto, all instruments and documents relating to such residual rights (the “Marketing Residual Rights”);

(ii)

residual payments and monies payable to Seller under the related Residual Generating Agreements existing as of or arising at any time following the Closing Date and, to the extent necessary to enforce its right to such residual payments or monies in respect thereto, all instruments and documents relating to such residual rights (the “Third Party Residual Rights”); and

(iii)

other ancillary direct revenues, payments, monies and residuals, including bank account change fees, cancellation fees, Comstar wireless fees, US wireless data fees, service fees, annual fees, Wright Express fees, ParaData fees, Supply Program fees, Signature Capture service charges and collections, in each case existing as of or arising at any time following the Closing Date (the “Direct Revenue Rights”).

(b)	In connection with the Purchased Rights, Seller hereby assigns to Purchaser and Purchaser hereby accepts such assignment and assumes, effective as of the Closing Date the Assumed Obligations.
(c)

The Sale does not constitute and is not intended to result in the creation or assumption by Purchaser of any debt, Claim, obligation or liability of or against Seller, other than the Assumed Obligations.

(d)

The Parties intend that the Sale be treated as an absolute sale, assignment, transfer and conveyance by Seller to Purchaser of all of Seller’s right, entitlement and interest in, to and under the Purchased Rights and Assumed Obligations.

Section 2.2	Closing.
(a)

Place of Closing. The Closing shall take place on the Closing Date either electronically, confirmed by letter or wire as the parties shall agree, or conducted in person at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, or at such other place as may be agreed upon by Seller and Purchaser.

(b)

Transfer and Delivery of Purchased Rights. Seller shall execute and deliver to Purchaser, in form and substance satisfactory to Purchaser, all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary or desirable to effect the transfer, assignment and conveyance of the Purchased Rights and Assumed Obligations to Purchaser, and Seller shall deliver to Purchaser possession of the Purchased Rights, free and clear of all Adverse Claims arising through or on account of Seller.

Section 2.3	Purchase Price.
(a)	In consideration for the Sale of the Purchased Rights hereunder, Purchaser shall pay the Purchase Price.
Section 2.4	Purchased Rights, Remittance and Related Covenants.
(a)

Seller hereby covenants and agrees to cooperate fully with Purchaser to cause all residual payments, monies, revenues or entitlements in connection with or related to the Direct Revenue Rights and Net Residual Payments to be paid directly to Purchaser via Automated Clearing House transaction.

(b)

Irrespective of the establishment of the arrangements contemplated by paragraph (a) above, where any residual payments, monies, deposits, revenues or entitlements in connection with or related to the Purchased Rights or Assumed Obligations are received by Seller, Seller hereby covenants and agrees that it shall (i) segregate and hold such residual payments, monies, revenues and entitlements in trust for the benefit and account of Purchaser, (ii) within two (2) Business Days of receipt thereof, remit such monies to Purchaser via Automated Clearing House transaction to Purchaser’s Automated Clearing House account, and (iii) take or cause to be taken all such actions as Purchaser may reasonably request to preserve the value of such residual payments, monies, revenues or other entitlements in order that same inure to the benefit of Purchaser.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Section 3.1	Representations and Warranties of Seller.

Seller hereby represents and warrants to Purchaser as of the Closing Date that:

(a)	Due Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. All requisite corporate action has been taken by Seller to make this Agreement valid and binding upon Seller in accordance with its terms;

(b)

Registration. Seller is duly qualified to do business and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so would have an adverse effect on Seller, its ability to perform its obligations hereunder or Purchaser’s right to enforce its interest in the Purchased Rights;

(c)

Enforceability. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights and to the application of equitable principles in any proceeding, whether at law or in equity;

(d)

No Conflicts. The execution and delivery by Seller of this Agreement, the performance of the transactions contemplated hereunder and the fulfillment of the terms thereof applicable to Seller, will not (i) conflict with or materially violate Seller’s charter or by-laws or any applicable Law or conflict with, or result in any breach of, any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Seller is a party or by which it or its properties are bound, (ii) contravene any order, writ, judgment, award, injunction or decree binding on Seller or its properties, or (iii) result in or require the creation of any Adverse Claim with respect to the Purchased Rights, except a claim in favour of Purchaser. It has not entered into any contract, agreement, licence, lease, obligation, promise, undertaking, understanding, arrangement, commitment, entitlement or engagement or right (including any right of first offer) capable of becoming an agreement or option for the purchase by any Person of any of the Purchased Rights other than pursuant to the provisions of this Agreement;

(e)

No Proceedings. There are no actions, suits, litigations, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller (including without limitation, any proceeding or investigation commenced by the United States Department of Justice, the Office of the United States Attorney, or any other Governmental Authority) that would either individually or in the aggregate reasonably be expected to materially and adversely affect the validity of this Agreement or the performance by Seller of its obligations under this Agreement. Seller has no Knowledge of any existing ground on which any such action, suit, litigation, proceeding or investigation might be commenced with any reasonable likelihood of success;

(f)	No Commission to Third Parties. Seller has not dealt with any broker, agent or other Person that may be entitled to any commission or compensation in connection with the Sale;
(g)	Seller Not Insolvent. Seller is solvent and the Sale will not cause Seller to become insolvent;
(h)

Business Compliance with Law. The operations of the business of Seller have been and are now conducted in compliance with all Laws of each jurisdiction in which Seller’s business has been and is carried on and Seller has not received any notice of any alleged violation of any such Laws; and

(i)

Regulatory Approval. All notices to, actions by, authorizations, consents, orders or approvals of or registrations, filings or declarations with any Governmental Authority or under any applicable Law required to be obtained, effected or given by Seller in connection with the execution and delivery by Seller of this Agreement, the performance of the transactions contemplated thereunder or the fulfillment of the terms thereof applicable to Seller have been duly obtained, effected or given and are in full force and effect.

Section 3.2     Representations and Warranties of Seller Regarding the Purchased Rights and Assumed Obligations.

Seller hereby represents and warrants to Purchaser that, as of the Closing Date:

(a)

Ownership. Seller is the legal and beneficial owner of the Purchased Rights free and clear of any Adverse Claim, except Adverse Claims arising through or on account of Purchaser and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Purchased Rights pursuant to this Agreement;

(b)

Sale. Seller is absolutely selling, assigning, transferring and conveying, and the Agreement conveys to Purchaser, all right, title and interest of Seller in the Purchased Rights free and clear of any Adverse Claim, other than Adverse Claims arising through or on account of Purchaser;

(c)

Purpose of Sale. Seller has entered into this Agreement for the purpose of selling, transferring, assigning and conveying all of its right, title and interest in, to and under the Purchased Rights to Purchaser and receiving from Purchaser the Purchase Price, and not for the purpose of defeating, hindering, delaying, defrauding or oppressing the rights and Claims and Adverse Claims of creditors or others against Seller or for any other purpose relating in any way to the Adverse Claims of creditors or others against Seller;

(d)	Third Party Consents. There are no notifications, approvals and consents required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement under any contracts or orders to which the Seller or its Affiliates are a party or are bound.

(e)	Absence of Changes and Unusual Transactions. Since September 30, 2008:
(i)	Seller has not incurred or assumed any obligation or liability (fixed or contingent), in connection with or related to the Purchased Rights;
(ii)

Seller has not, directly or indirectly, engaged in any transaction, made any loan or entered into any arrangement with any officer, director, partner, shareholder, employee (whether current or former or retired), consultant, independent contractor or agent of Seller that would materially affect Purchaser’s rights, entitlements and interests to the Purchased Rights;

(iii)	Seller has not created or permitted to exist any Adverse Claim other than through Purchaser affecting any of the Purchased Rights; and
(iv)	Seller has not authorized, agreed or otherwise become committed to do any of the foregoing;
(f)

Tax Matters. No failure, if any, of Seller to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it will result in an Adverse Claim on the Purchased Rights. There are no proceedings, audits or Claims now pending and, to the Knowledge of Seller, there are no investigations pending or proceedings, audits or Claims threatened, against Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Adverse Claim on the Purchased Rights.

Section 3.3	Seller Covenants

Seller hereby covenants and agrees with Purchaser that Seller shall, from and after the Closing Date (a) defend the right, title and interest of Purchaser in, to and under the Purchased Rights against all Adverse Claims arising through or on account of Seller, and (b) notify Purchaser promptly after becoming aware of any Adverse Claims arising through or on account of Seller on or in respect of any Purchased Rights.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller the matters set out below as of the Closing Date.

Section 4.1	Organization, Authority and Enforceability of Obligations.

Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement constitutes valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights and to the application of equitable principles in any proceeding, whether at law or in equity

Section 4.2	No Conflicts.

Neither the execution and delivery by Purchaser of this Agreement, the performance of the transactions contemplated hereunder (including the Purchase) nor the fulfillment of the terms thereof applicable to Purchaser, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s charter or by-laws or any legal restriction or any agreement or instrument to which Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any Law to which Purchaser or its property is subject.

Section 4.3	Third Party Consents.

There are no notifications, approvals and consents required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement, other than those listed in Schedule 4.3, all of which have been obtained.

Section 4.4	Regulatory Approval.

All notices to, actions by, authorizations, consents, orders or approvals of or registrations, filings or declarations with any Governmental Authority or under any applicable Law required to be obtained, effected or given by Purchaser in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereunder or the fulfillment of the terms thereof applicable to Purchaser have been duly obtained, effected or given and are in full force and effect.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1	Conditions Precedent to Obligations of Purchaser.

The obligation of Purchaser to complete the purchase of the Purchased Rights under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part) and, where applicable, the receipt at or before the Closing Time of each of the Closing deliveries to be completed by Seller in connection with consummation of the transactions contemplated hereby:

(a)

Representations and Warranties. All representations and warranties made by Seller in this Agreement (including the Schedules hereto) shall be true, correct and complete in all material respects as of the Closing Date;

(b)

Authority. Seller shall have provided to Purchaser (i) a certified copy of all necessary corporate authorizations of Seller authorizing the execution, delivery, and performance of this Agreement and of the transactions contemplated hereby, and (ii) a certificate of good standing dated as of the most recent practicable date prior to the Closing Date from the Delaware Secretary of State to the effect that it is legally existing and in good standing;

(c)

Release and Discharge. Seller shall have provided to Purchaser an executed copy of all discharges and releases, if any, necessary to discharge all Adverse Claims in the Purchased Rights which have previously been granted by Seller, if any, together with copies of the relevant financing change statements or other discharge documents or statements with registration particulars stamped thereon;

(d)

Non-Competition. Seller and its shareholder shall have entered into a non-competition agreement in the form attached in Schedule 5.1(d) pursuant to which they agree not to market to or solicit any of the Merchants following the Closing Date;

(e)

Termination of Non-Solicitation. Seller shall have entered into an agreement terminating that certain non-solicitation agreement, dated as of May 6, 2005, by and among Seller, Purchaser, Jared Isaacman and certain of Seller’s affiliates as of the Closing Date;

(f)

Opinion. Purchaser shall have received an opinion dated the Closing Date from counsel for Seller, in form and substance reasonably acceptable to Purchaser, opining as to the matters set forth in Section 3.1(a) above; and

(g)

Tripartite Agreement; Letter of Instruction. Purchaser shall have received (i) with respect to the Tripartite Agreement, either (a) an assignment and assumption agreement executed by Seller, pursuant to which Seller assigns to Purchaser all of Seller's rights and interests thereunder or (b) a termination agreement executed by Seller, pursuant to which Seller terminates all direction given to MSI thereunder and releases MSI of all its obligations thereunder and (ii) with respect to the Letter of Instruction, either (a) an assignment and assumption agreement executed by Seller, pursuant to which Seller assigns to Purchaser all of Seller's rights and interests thereunder or (b) a termination agreement executed by Seller, pursuant to which Seller releases MSI and Merrick of all their obligations thereunder.

Section 5.2	Conditions Precedent to Obligations of Seller.

The obligation of Seller to complete the Sale under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Seller and may be waived by Seller in whole or in part):

(a)

Representations and Warranties. All representations and warranties made by Purchaser in this Agreement (including the Schedules hereto) shall be true, correct and complete in all material respects as of the Closing Date;

(b)

Authority. Purchaser shall have provided to Seller (i) a certified copy of all necessary corporate authorizations of Purchaser authorizing the execution, delivery, and performance of this Agreement and of the transactions contemplated hereby, and (ii) a certificate of good standing dated as of the most recent practicable date prior to the Closing Date from the New Jersey Secretary of State to the effect that it is legally existing and in good standing; and

(c)

Opinion. Seller shall have received an opinion dated the Closing Date from counsel for Purchaser, in form and substance reasonably acceptable to Seller, opining as to the matters set forth in the first two sentences of Section 4.1 above.

ARTICLE VI

INDEMNIFICATION

Section 6.1	Indemnification by Seller.

Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, agents, employees and shareholders (collectively, the “Purchaser Indemnitees”) from and against all Claims which may be made or brought against the Purchaser Indemnitees, or which they may suffer or incur, directly or indirectly, as a result of or in connection with:

(a)

any misrepresentation or any incorrectness in, or breach of, any representation or warranty of Seller contained in this Agreement or in any certificate or other document furnished by or on behalf of Seller pursuant to this Agreement;

(b)

any non-fulfillment or breach of any covenant or agreement on the part of Seller contained in this Agreement or in any certificate or other document furnished by or on behalf of Seller pursuant to this Agreement; or

(c)	all liabilities, debts and obligations of Seller, its predecessors in interest or its Affiliates, other than the Assumed Obligations;

provided, however, that Seller shall not be obligated to indemnify Purchaser for any Claim to the extent such Claim results from Purchaser’s breach of this Agreement or the 2005 Purchase Agreement.

Seller shall not be required to pay any Claim until the aggregate of all Claims made exceeds $50,000and then shall only be liable for the amount by which the Claims exceed such aggregate amount.

Section 6.2	Indemnification by Purchaser.

Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective directors, officers, agents, employees and shareholders (collectively, the “Seller Indemnitees”) from and against all Claims which may be made or brought against the Seller Indemnitees, or which they may suffer or incur, directly or indirectly, as a result of or in connection with:

(a)

any misrepresentation or any incorrectness in, or breach of, any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of Purchaser pursuant to this Agreement;

(b)

any non-fulfillment or breach of any covenant or agreement on the part of Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of Purchaser pursuant to this Agreement; or

(c)	all liabilities, debts and obligations of Purchaser, its predecessor in interest or its Affiliates;

provided, however, that Purchaser shall not be obligated to indemnify Seller for any Claim to the extent such Claim results from Seller’s breach of this Agreement or the 2005 Purchase Agreement.

Purchaser shall not be required to pay any Claim until the aggregate of all Claims made exceeds $50,000and then shall only be liable for the amount by which the Claims exceed such aggregate amount.

Section 6.3	Indemnification Procedures for Third Party Claims.
(a)

In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (the “Indemnitee”) shall give prompt notice, and in any event within ten (10) days of the Indemnitee acquiring knowledge of such Claim, to the other Party (in this Section, the “Indemnitor”), of any such Claims made upon it. If the Indemnitee fails to give such notice, such failure shall not preclude the Indemnitee from obtaining such indemnification but its right to indemnification shall be reduced to the extent that such delay prejudiced the defense of the Claim or increased the amount of liability or cost of defense.

(b)

Subject to Section 6.4 below, the Indemnitor shall have the right, by notice to the Indemnitee given not later than 30 days after receipt of the notice described in Section 6.3(a) to assume the control of the defense, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnitee and provided the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee in accordance with the terms contained in this Section in respect of that Claim.

(c)

Upon the assumption of control of any Claim by the Indemnitor as set out in Section 6.3(b), the Indemnitor shall diligently proceed with the defense, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnitee and, in connection therewith, the Indemnitee shall cooperate fully, but at the expense of the Indemnitor with respect to any out-of-pocket expenses incurred, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are reasonably necessary to enable the

Indemnitor to conduct such defense. The Indemnitee shall also have the right to participate in the negotiation, settlement or defense of any Claim at its own expense. The Indemnitor shall not, without the prior written consent of the Indemnitee, agree to any settlement other than for the payment of money by Indemnitor, including any settlement that would obligate or impose liability on Indemnitee in any way or that includes any determination or admission regarding Indemnitee’s interest.

(d)

The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnitor.

(e)

If the Indemnitor does not assume control of a Claim pursuant to Section 6.3(b), the Indemnitee shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnitor.

Section 6.4	Exclusive Remedy.

The rights of indemnity set forth in this Article VI are the sole and exclusive remedy of each Party arising under this Agreement and the transactions contemplated hereby. The Parties agree that if a Claim for indemnification is made by any Indemnitee in accordance with Section 6.1 and Section 6.2 and there has been a refusal by the Indemnitor to make payment or otherwise provide satisfaction in respect of such Claim, then a legal proceeding is the appropriate means to seek a remedy for such refusal. This Article VI shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or by any termination or rescission of this Agreement by any Party.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1	Waiver.
(a)

No investigations made by or on behalf of Purchaser at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by Seller in or pursuant to this Agreement. No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No term or provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom such waiver is sought to be enforced.

(b)

No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges therein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 7.2	Amendment.

This Agreement may be modified or amended from time to time only by instrument in writing executed by Seller and Purchaser.

Section 7.3	Governing Law, Consent to Jurisdiction; Waiver of Jury Trial.
(a)

This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable therein, without regard to principles of conflicts of law thereof, and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws.

(b)

In connection with any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, the Parties irrevocably agree to submit to the personal jurisdiction of the United States District Court for the District of New Jersey, the parties irrevocably waiving any objection thereto. If, for any reason, federal jurisdiction is not available, and only if federal jurisdiction is not available, the parties irrevocably agree to submit to the personal jurisdiction of the New Jersey State courts, the parties irrevocably waiving any objection thereto. Each Party hereby irrevocably waives any objection (i) to laying venue in any such action or proceeding in such courts and (ii) that such courts are an inconvenient forum or do not have jurisdiction over any Party hereto.

(c)

Seller irrevocably designates the Corporation Trust Company (CT Corporation System), with offices at 820 Bear Tavern Road, West Trenton, NJ 08628 as its agent and attorney-in-fact for the acceptance of service of process.

(d)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN

THIS SECTION.

Section 7.4	Survival.
(a)

Subject to Section 7.4(b), the representations and warranties set out in Section 3.1(a), Section 3.1(b), Section 3.1(b), Section 3.1(d), Section 3.1(i) and Article IV of this Agreement shall survive indefinitely. Subject to Section 7.4(b), all other representations and warranties shall survive for eighteen (18) months following the Closing Date.

(b)

Notwithstanding the limitations set forth in Section 7.4(a), any Claim (including, for the avoidance of doubt, any claim for indemnification hereunder) which is based on the intentional misrepresentation or fraud of any Party may be brought at any time. If no Claim shall have been made under this Agreement (including, for the avoidance of doubt, any claim for indemnification hereunder) against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods set forth in this Section 7.4, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

(c)	All covenants and agreements contained herein shall survive until performed in accordance with their terms.
Section 7.5	Confidentiality.

Neither Seller nor its Affiliates will use for its own benefit or divulge or convey to any third party, except as required by Law, any Confidential Information (as hereinafter defined) relating to the Purchased Rights. For purposes of this Agreement, “Confidential Information” consists of the terms of this Agreement and all information, knowledge or data relating to the Purchased Rights, including customer and supplier lists, formulae, trade know-how, processes, secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the Purchased Rights not in the public domain or otherwise publicly available. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither Seller nor its Affiliates directly or indirectly cause such information to enter the public domain. Seller acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of Purchaser and that any breach by Seller of any provision hereof will result in irreparable injury to Purchaser. Seller acknowledges that, in addition to all remedies available at law, Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. Purchaser shall not be required to post any bond or other security in connection with any proceeding to enforce this Section. The terms of this Section shall survive the execution of this Agreement.

Section 7.6	Public Announcement.

Except as may be required by Law, neither Seller nor Purchaser shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other Party. In the event that any such press release or other public disclosure shall be required, the Party required to issue such release or other disclosure shall consult in good faith with the other Party hereto with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof. Neither party shall disclose the Purchase Price, whether prior to, on or after the Closing Date, except as may be required by applicable Laws or regulations or the rules of any securities exchange or association binding on Purchaser or Seller, as the case may be. Notwithstanding the foregoing, the Parties hereby irrevocably consent to this Agreement being made publicly available to the extent required by Law including, for greater certainty, by filing of the Agreement on SEDAR and EDGAR.

Section 7.7	Notices.

All notices and other communications provided for hereunder must, unless otherwise stated herein, be in writing and shall be sent by prepaid and registered mail, by overnight carrier, telecopied or delivered, as to each Party hereto, at the following address, or at such other address designated by such Party in a written notice to each of the other parties hereto:

(a)	If to Seller:

Optimal Payments Corp.

c/o Optimal Group Inc.

2 Place Alexis Nihon

3500 De Maisonneuve Blvd. West, #800

Montreal, Quebec, Canada

H3Z 3C1

Attn: General Counsel

Facsimile: (514) 738-8355

with a copy to:

Osler, Hoskin & Harcourt LLP

1000 De La Gauchetière Street West

Montreal, Quebec, Canada

H3B 4W5

Attn: Warren Katz

Facsimile: (514) 904-8101

(b)	If to Purchaser:

United Bank Card, Inc

53 Frontage Road

Perryville Corporate Park, Bld. III

Hampton, NJ 08827

Attn: Chief Executive Officer

Facsimile: (908) 847-0218

with a copy to:

United Bank Card, Inc

53 Frontage Road

Perryville Corporate Park, Bld. III

Hampton, NJ 08827

Attn: General Counsel

Facsimile: (908) 235-4815

with a copy to (which shall not constitute notice):

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07094

Attn: Allen Levithan

Facsimile: (973) 597-2407

Any such notice or other communication so given or made will be deemed to have been given, made and received (i) on the day of actual receipt if mailed or delivered or (ii) on the same day as written confirmation of transmission is obtained by sender if sent via facsimile or telecopier, provided that such confirmation is obtained by sender before 4:00 p.m. on a Business Day and otherwise on the first Business Day after receipt of such confirmation by sender.

Section 7.8	Severability of Provisions.

Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure, the economic effect of which is as close as possible to the economic effect of this Agreement, without regard to such invalidity.

Section 7.9	Relationship between the Parties.

Nothing herein contained shall be deemed to constitute any Party hereto a partner, fiduciary agent or other legal representative of any other Party nor to constitute any Party a fiduciary or trustee of or for the other or others.

Section 7.10	Further Assurances.

Each Party agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other Party to more fully effect the purposes of this Agreement.

Section 7.11	No Third-Party Beneficiaries.

This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. No other Person will have any right or obligation hereunder.

Section 7.12	Entire Agreement.

Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

Section 7.13	Expenses.

Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

Section 7.14	Consequential Damages.

Except as to Claims of Third Persons or as included in any payment from Seller to Purchaser hereunder, neither Seller nor Purchaser shall be liable to one another for indirect, special, punitive, consequential (including loss of profits) or like damages, whether or not apprised of the likelihood of same.

Section 7.15	Assignment.

Neither Seller nor Purchaser may assign, in whole or in part, this Agreement or any of its rights or obligations under this Agreement to any Person.

Section 7.16	Strict Construction.

Each of Purchaser and Seller acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either Party.

Section 7.17	Counterparts.

This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

(Signature Page Immediately Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

[OPTIMAL PAYMENTS CORP.]

By:____________________________

Name:
Title:

[UNITED BANK CARD, INC.]

By:____________________________

Name:

Title:

SCHEDULE 4.3

See attached

Signature Page to Purchase Agreement

.SCHEDULE 5.1

See attached